Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR SECOND QUARTER ENDED DECEMBER 31, 2006
Meets Q2 Guidance / Maintains FY 2007 Guidance
CHASKA, MN. — January 16, 2007 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) today reported net sales of $16.6 million in the second quarter ended December 31, 2006, an increase of 9% over net sales of $15.2 million in the second quarter of fiscal year 2006. Foreign currency translation comparisons increased current quarter sales by $222,000 compared to the second quarter of last fiscal year.
Net income of $1,366,000, or $.10 per diluted share, was posted for the quarter compared to net income of $1,391,000, or $.10 per diluted share, in the quarter ended December 31, 2005. Second quarter results include expenses for stock options in the amount of $343,000 and $181,000 for fiscal 2007 and 2006, respectively. Income tax expense of $856,000 was recorded in the second quarter compared to $840,000 in the quarter a year ago.
Sales for the first six months of fiscal year 2007 were $31.6 million, an increase of 10% over the $28.6 million reported for the first six months of fiscal year 2006. Foreign currency translation comparisons increased sales in the first six months by $316,000 compared to the same period of last fiscal year.
Net income for the first six months of fiscal 2007 was $2,505,000, or $.18 per diluted share, compared to net income of $2,436,000, or $.18 per diluted share, for the first six months of fiscal 2006. Six month results include expenses for stock options in the amount of $656,000 and $371,000 for fiscal 2007 and 2006, respectively. Income tax expense of $1,569,000 at an effective rate of 38.5% was recorded for the six months compared to $1,403,000 at an effective rate of 36.5% for the six month period a year ago.
“Sales and profits for the quarter were in-line according to our guidance,” said Dennis J. Allingham, President and CEO. “Continued integration of our domestic sales force expansion bodes well for a strong second half of the fiscal year, as previously indicated.”
The Company reported a cash and cash equivalents balance of $30.8 million at December 31, 2006. Cash effects associated with the income tax expenses reflected in the operating results were minimal due to the utilization of the Company’s net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the second quarter were $4.3 million, a decrease of 7% from the $4.6 million reported in the same quarter last year. Net sales for the first six months in fiscal year 2007 were $9.1 million compared to $9.3 million in the same period last year. The decrease is attributed to the previously noted discontinuation of sales to an ophthalmic distributor in France.
- MORE -

The Division reported operating income of $463,000 for the second quarter compared to operating income of $916,000 in the second quarter of fiscal year 2006. Operating income of $1,459,000 was reported for the six month period compared to operating income of $2,054,000 in the same period last year. The decline resulted from lower production levels associated with the anticipated decrease in sales, additional costs for product development and increased stock option expense.
“Hyaluronan sales for the quarter tracked with our previous indications,” said Dennis J. Allingham, President & CEO. “We expect to see an increase during the second half of the fiscal year, more in-line with the second half of fiscal 2006.”
Dental Division
Net sales from the Dental Division for the second quarter were a record $12.2 million, an increase of 16% from the $10.6 million recorded in the second quarter last year. Foreign currency translation comparisons increased current quarter sales by $222,000 compared to the second quarter of last fiscal year. Net sales for the first six months in fiscal year 2007 were $22.5 million compared to $19.3 million in the comparable period last year, an increase of 16%. Foreign currency translation comparisons increased sales by $316,000 in the first six months of fiscal 2007 compared to the same period of last fiscal year. For the quarter and six month periods Domestic sales grew 19% and 17%, while International sales were up 12% and 15%, respectively.
The Division reported operating income of $1,456,000 for the second quarter compared to operating income of $1,272,000 in the second quarter of fiscal year 2006. Operating income of $1,966,000 was reported for the six month period compared to operating income of $1,701,000 in the same period last year.
“The Prima™ Implant System continues to drive sales growth both domestically and internationally,” said Dennis J. Allingham, President & CEO. “We anticipate continued growth in the second half of the fiscal year from the contribution of our expanded domestic sales force and regulatory approval of the Prima system in a key international market.”
Outlook
As the Company’s performance continues to track with its previously issued guidance, fiscal year guidance is being maintained. The Company expects fiscal year 2007 sales of $70 to $72 million, an increase of 11 to 14 percent over fiscal year 2006. Net income is expected to increase 19 to 27 percent with earnings of $.61 to $.65 per diluted share.
The Company expects sales of $18.6 to $19.0 million in the third quarter of fiscal year 2007 with earnings per diluted share of $.17 to $.19.
NASDAQ Global Select Market
The Company stated that it has been included in the new NASDAQ Global Select Market, which has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Previously, the Company had been listed on the NASDAQ National Market.
- MORE -

On July 3, 2006, NASDAQ began classifying listed companies under three tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market.
Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss second quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, timing of regulatory approvals, effectiveness of the dental sales force expansion, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2006, and other, more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical, in business over 40 years, develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:
           Dennis J. Allingham, President and CEO
           David M. Noel, Vice President of Finance and CFO
- MORE -

Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	June 30,
	2006	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,821,000	$26,638,000
Accounts receivable	13,164,000	12,564,000
Inventories	12,895,000	12,217,000
Deferred income taxes, net	4,910,000	4,865,000
Prepaid expense	1,277,000	1,084,000

Total current assets	63,067,000	57,368,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,137,000	23,250,000

LONG-TERM INVENTORY	980,000	1,406,000
DEFERRED INCOME TAXES, NET	488,000	1,694,000
OTHER ASSETS	5,499,000	5,520,000

	$93,171,000	$89,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,168,000	$6,898,000
Long-term obligations	4,687,000	4,804,000
Shareholders’ equity	82,316,000	77,536,000

	$93,171,000	$89,238,000

- MORE -

Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$16,552,000	$15,209,000	$31,562,000	$28,634,000
Cost of goods sold	6,498,000	6,117,000	12,070,000	11,191,000

Gross profit	10,054,000	9,092,000	19,492,000	17,443,000

Operating expenses
Research and development	1,017,000	984,000	2,113,000	1,998,000
Marketing and sales	5,241,000	4,072,000	10,153,000	8,136,000
General and administrative	1,877,000	1,848,000	3,801,000	3,554,000

	8,135,000	6,904,000	16,067,000	13,688,000

Operating income	1,919,000	2,188,000	3,425,000	3,755,000

Other income (expense)
Interest income	353,000	157,000	684,000	292,000
Interest expense	(71,000)	(60,000)	(135,000)	(116,000)
Currency transaction gains (losses)	11,000	(49,000)	84,000	(73,000)
Other	10,000	(5,000)	16,000	(19,000)

	303,000	43,000	649,000	84,000

Income before income tax expense	2,222,000	2,231,000	4,074,000	3,839,000

Income tax expense	856,000	840,000	1,569,000	1,403,000

Net Income	$1,366,000	$1,391,000	$2,505,000	$2,436,000

Net income per share
Basic	$0.10	$0.11	$0.19	$0.19

Diluted	$0.10	$0.10	$0.18	$0.18

Weighted average shares outstanding
Basic	13,262,975	13,163,429	13,243,211	13,111,498

Diluted	13,734,547	13,685,687	13,724,866	13,571,202

- MORE -

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended December 31,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2006	2005	2006	2005	2006	2005
Net sales	$4,319,000	$4,631,000	$12,233,000	$10,578,000	$16,552,000	$15,209,000
Cost of goods sold	2,262,000	2,350,000	4,236,000	3,767,000	6,498,000	6,117,000

Gross profit	2,057,000	2,281,000	7,997,000	6,811,000	10,054,000	9,092,000

Operating expenses
Research and development	688,000	593,000	329,000	391,000	1,017,000	984,000
Marketing and sales	201,000	101,000	5,040,000	3,971,000	5,241,000	4,072,000
General and administrative	705,000	671,000	1,172,000	1,177,000	1,877,000	1,848,000

	1,594,000	1,365,000	6,541,000	5,539,000	8,135,000	6,904,000

Operating income	$463,000	$916,000	$1,456,000	$1,272,000	$1,919,000	$2,188,000

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Six Months Ended December 31,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2006	2005	2006	2005	2006	2005
Net sales	$9,098,000	$9,292,000	$22,464,000	$19,342,000	$31,562,000	$28,634,000
Cost of goods sold	4,384,000	4,409,000	7,686,000	6,782,000	12,070,000	11,191,000

Gross profit	4,714,000	4,883,000	14,778,000	12,560,000	19,492,000	17,443,000

Operating expenses
Research and development	1,404,000	1,213,000	709,000	785,000	2,113,000	1,998,000
Marketing and sales	397,000	284,000	9,756,000	7,852,000	10,153,000	8,136,000
General and administrative	1,454,000	1,332,000	2,347,000	2,222,000	3,801,000	3,554,000

	3,255,000	2,829,000	12,812,000	10,859,000	16,067,000	13,688,000

Operating income	$1,459,000	$2,054,000	$1,966,000	$1,701,000	$3,425,000	$3,755,000

- END -